EXHIBIT 99.1

NEWS RELEASE
March 19, 2004	FOR IMMEDIATE RELEASE

WATERS INSTRUMENTS ANNOUNCES
SALE OF WATERS NETWORK SYSTEMS

Minneapolis - Waters Instruments, Inc. (NASDAQ:WTRS) today announced the sale of certain assets of its Waters Network Systems division to privately owned B & L Rentals, LLC. In the transaction, the buyer purchased the inventory and certain fixed assets used in the division’s business. The buyer was licensed to use the trademark “Waters Network Systems” for a transition period ending on December 31, 2004. Owners of the buyer include the former general manager of the division and a former owner of North Central Plastics which was acquired by the Company in 2001 and who was temporarily employed by the Company following that acquisition. The Company solicited offers from various third parties for a sale of the division, and the terms of this transaction are comparable to others that were received.

The Company earlier confirmed its strategy did not include continuing the business of the Waters Network Systems division. With declines in the division’s sales following the onset of the recession and a further 22 percent decline in net sales for the six-month period ended December 31, 2003, the Company evaluated its alternatives concerning the division’s business and concluded the Company’s shareholders would best be served by a sale of the division’s assets.

“The transaction positions Waters Instruments to focus all of our resources on growth and opportunities within our profitable Zareba Systems and Waters Medical Systems divisions,” said President and Chief Executive Officer Jerry Grabowski.

Sales in the Zareba Systems and Waters Medical Systems divisions increased during the prior quarter and six month period ended December 31, 2003. Zareba Systems, representing over 82 percent of total Company sales, is North America’s largest manufacturer of electric fence systems. It offers the industry’s widest power range of electric fence controllers and fence accessories used for containment or control of livestock, equine, pet, lawn and garden, exotics and predators. Waters Medical Systems is the industry leader in providing products for the preservation of kidneys for transplant and whole blood oximetry for cardiac catheterization labs.

Waters Instruments, Inc. is a customer-focused, market-driven provider of value-added technology solutions. A Minnesota corporation since 1960, the company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn. The corporate web site is located at www.wtrs.com.

This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relating to growth are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by such statement and similar statements in other Company disclosures. Those factors include, improving long-term sales and earnings through investments in new products and markets depends on the effectiveness and timing of such investments, changes and delays in product development plans and schedules, customer acceptance of new products, development, introduction, or consumer acceptance of competing products, changes in technology, pricing or other actions by competitors, as well as general economic conditions.

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Contact:	Elaine Beckstrom
763-509-7447